Exhibit 23.1

MOORE STEPHENS
ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 737-8117  Facsimile: (604) 714-5916
Website:   www.ellisfoster.com







INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference of our report dated April 7, 2004 accompanying the financial statements of Scarab Systems Inc. for the period ended March 31, 2004 which are also incorporated by reference in the Form S-8 Registration Statements deemed/declared effective February 19, 2004 (file 333-112950) of Scarab Systems Inc. and to the use of our name and the statements with respect to us, as appearing under the heading "Exhibits" in such Registration Statements.




                                "MOORE STEPHENS ELLIS FOSTER LTD."
Vancouver, British Columbia           Chartered Accountants
Canada
April 28, 2004